Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record First Quarter 2009 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 13, 2009--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income available to common stockholders for the quarter ended March 31, 2009 was a record $9,286,000, an increase of 19.6% from $7,765,000 for the first quarter of 2008. Diluted earnings per common share for the first quarter of 2009 were a record $0.55, compared to $0.46 for the first quarter of 2008, an increase of 19.6%.

The Company’s returns on average assets and average common stockholders’ equity for the first quarter of 2009 were 1.16% and 14.19%, respectively, compared to 1.11% and 15.31%, respectively, for the first quarter of 2008.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our fourth consecutive quarter of records in both net income and earnings per share. During the quarter just ended, our net interest margin continued to improve helping us achieve our ninth consecutive quarter of record net interest income. We also benefited from significant net gains on securities transactions. Our excellent revenue results helped us achieve a record efficiency ratio, which will likely be among the best in the nation. In response to an economic environment that continues to be challenging, we significantly increased our allowance for loan and lease losses. Our excellent first quarter results provide a great foundation on which to build.”

Loans and leases were $1.99 billion at March 31, 2009, an increase of 0.5% compared to $1.98 billion at March 31, 2008, but a decrease of 1.5% compared to $2.02 billion at December 31, 2008. Deposits were $2.29 billion at March 31, 2009, an increase of 4.1% compared to $2.20 billion at March 31, 2008, but a decrease of 2.2% compared to $2.34 billion at December 31, 2008. Total assets were $3.16 billion at March 31, 2009, a 3.5% increase from $3.05 billion at March 31, 2008, but a 2.3% decrease from $3.23 billion at December 31, 2008.

Mr. Gleason stated, “In the past two quarters, our total loans and leases have declined modestly as slowing economic conditions have diminished loan and lease demand. While we are actively seeking and originating many good quality new loans and leases, the volume of new loans and leases has not kept pace with pay downs. During the quarter just ended, we reduced our brokered deposits by $128 million while increasing local deposits by $77 million. As a result, total deposits declined $51 million.”

Common stockholders’ equity was $270 million at March 31, 2009 compared to $213 million at March 31, 2008, an increase of 26.6%. Book value per common share was $15.98 at March 31, 2009 compared to $12.66 at March 31, 2008, an increase of 26.2%. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions and a significant favorable change in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale (“AFS”) investment securities as of March 31, 2009 compared to March 31, 2008.

The Company’s ratio of common stockholders’ equity to assets increased to 8.53% as of March 31, 2009 compared to 6.98% as of March 31, 2008. Its ratio of tangible common stockholders’ equity to tangible assets increased to 8.37% as of March 31, 2009 compared to 6.80% as of March 31, 2008.

Paul Moore, Chief Financial Officer, stated, “We continue to maintain our status as ‘well capitalized’ as determined by all applicable regulatory capital ratios. In addition, we have historically and continue to use the ratio of tangible common equity to tangible assets as an important measure of our capital strength. Our record earnings over the past four quarters have contributed to further increases in our common stockholders’ equity, our tangible common equity ratio and our other capital ratios, putting us in an excellent position for future growth.”

NET INTEREST INCOME

Net interest income for the first quarter of 2009 increased 39.5% to a record $30,334,000 compared to $21,751,000 for the first quarter of 2008. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 4.73% in the first quarter of 2009, an increase of 104 basis points from 3.69% in the first quarter of 2008.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2009 increased 82.9% to $9,373,000 compared to $5,125,000 for the comparable quarter of 2008.

Service charges on deposit accounts were $2,803,000 in the first quarter of 2009, a decrease of 2.4% from $2,871,000 in the first quarter of 2008. Mortgage lending income was $861,000 in the first quarter of 2009, an increase of 28.1% from $672,000 in the first quarter of 2008. This was the Company’s best quarter of mortgage lending income since the third quarter of 2005. Trust income was $647,000 in the first quarter of 2009, a 7.1% increase from $604,000 in the first quarter of 2008.

Net gains on investment securities and from sales of other assets were $4,047,000 in the first quarter of 2009 compared to net losses of $73,000 in the first quarter of 2008. During the quarter just ended, the Company sold certain investment securities, including the SLM Corporation bond for which the Company had recorded an “other than temporary impairment” charge in the fourth quarter of 2008.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2009 was $16,210,000 compared to $12,881,000 for the first quarter of 2008, an increase of 25.8%. The Company’s efficiency ratio for the quarter ended March 31, 2009 improved to a record 36.9% compared to 45.1% for the first quarter of 2008.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 1.15% as of March 31, 2009 compared to 0.68% as of March 31, 2008 and 0.76% as of December 31, 2008. Nonperforming assets as a percent of total assets increased to 1.17% as of March 31, 2009 compared to 0.58% as of March 31, 2008 and 0.81% as of December 31, 2008. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 2.24% as of March 31, 2009 compared to 1.30% as of March 31, 2008 and 2.68% as of December 31, 2008.

The Company’s annualized net charge-off ratio for the first quarter of 2009 increased to 0.64%, compared to 0.38% for the first quarter of 2008 and 0.45% for the full year of 2008.

Mr. Gleason commented, “While our various asset quality ratios have increased in recent quarters, available data shows that our loan and lease portfolio has performed very well relative to the industry as a whole. This reflects our commitment to sound underwriting standards, thorough documentation, effective servicing and diligent collection efforts.”

The Company’s allowance for loan and lease losses increased to $36.9 million at March 31, 2009, or 1.86% of total loans and leases, compared to $21.1 million, or 1.06% of total loans and leases, at March 31, 2008 and $29.5 million, or 1.46% of total loans and leases, at December 31, 2008. As of March 31, 2009, the Company’s allowance for loan and lease losses equaled 162% of its total nonperforming loans and leases compared to 155% at March 31, 2008 and 192% at December 31, 2008.

During the first quarter of 2009, the Company’s provisions to the allowance for loan and lease losses totaled $10.6 million. These provisions included (i) $5.6 million calculated in accordance with the Company’s formula for determining allowance adequacy, (ii) $3.0 million of additional provisions resulting from the Company’s annual review and recalibration of allowance allocation percentages for different risk categories and types of loans and leases and (iii) $2.0 million of additional provisions for certain types of loans in certain geographic areas which may have elevated risk as a result of current economic conditions.

Mr. Gleason stated, “Our significant first quarter provisions substantially increased our allowance for loan and lease losses. This reflects our conservative philosophy and our caution regarding the uncertainty surrounding current economic conditions and trends. The unallocated portion of our allowance at March 31 was 22.0% of our total allowance, which is in the upper half of our target range of 15% to 25%.”

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, April 14, 2009. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 92605934. The telephone playback will be available through April 30, 2009, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets and to protect homeowners, changes in the value and volume of investment securities, changes in credit market conditions, and the ability to attract new deposits and loans and leases, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2008 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 72 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc.
Selected Consolidated Financial Data
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Quarters Ended
	March 31,
	2009	2008	% Change
Income statement data:
Net interest income	$30,334	$21,751	39.5%
Provision for loan and lease losses	10,600	3,325	218.8
Non-interest income	9,373	5,125	82.9
Non-interest expense	16,210	12,881	25.8
Preferred dividends	1,074	-	-
Net income available to common stockholders	9,286	7,765	19.6

Common stock data:
Net income per share – diluted	$0.55	$0.46	19.6%
Net income per share – basic	0.55	0.46	19.6
Cash dividends per share	0.13	0.12	8.3
Book value per share	15.98	12.66	26.2
Diluted shares outstanding (thousands)	16,887	16,861
End of period shares outstanding (thousands)	16,868	16,822

Balance sheet data at period end:
Total assets	$3,159,819	$3,051,971	3.5%
Total loans and leases	1,990,946	1,981,663	0.5
Allowance for loan and lease losses	36,949	21,063	75.4
Total investment securities	889,515	812,869	9.4
Goodwill	5,243	5,243	-
Other intangibles – net of amortization	393	569	(30.9)
Total deposits	2,290,225	2,201,009	4.1
Repurchase agreements with customers	54,564	45,858	19.0
Other borrowings	381,978	492,588	(22.5)
Subordinated debentures	64,950	64,950	-
Preferred stock	72,017	-	-
Common stockholders’ equity	269,564	212,994	26.6
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	25,551	1,070
Loan and lease to deposit ratio	86.93%	90.03%

Selected ratios:
Return on average assets*	1.16%	1.11%
Return on average common stockholders’ equity*	14.19	15.31
Average common equity to total average assets	8.20	7.26
Net interest margin – FTE*	4.73	3.69
Efficiency ratio	36.95	45.09
Net charge-offs to average loans and leases*	0.64	0.38
Nonperforming loans and leases to total loans and leases	1.15	0.68
Nonperforming assets to total assets	1.17	0.58
Allowance for loan and lease losses to total loans and leases	1.86	1.06

Other information:
Non-accrual loans and leases	$22,832	$13,556
Accruing loans and leases – 90 days past due	-	-
ORE and repossessions	14,113	3,974

*Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08	3/31/09
Earnings Summary:
Net interest income	$19,291	$19,671	$20,406	$21,751	$23,603	$24,616	$28,731	$30,334
Federal tax (FTE) adjustment	838	899	974	1,691	2,767	2,074	3,950	4,169
Net interest income (FTE)	20,129	20,570	21,380	23,442	26,370	26,690	32,681	34,503
Provision for loan and lease losses	(1,250)	(1,100)	(2,700)	(3,325)	(4,000)	(3,400)	(8,300)	(10,600)
Non-interest income	5,623	5,419	5,975	5,125	5,557	4,871	3,796	9,373
Non-interest expense	(11,876)	(11,732)	(12,507)	(12,881)	(13,442)	(13,821)	(14,254)	(16,210)
Pretax income (FTE)	12,626	13,157	12,148	12,361	14,485	14,340	13,923	17,066
FTE adjustment	(838)	(899)	(974)	(1,691)	(2,767)	(2,074)	(3,950)	(4,169)
Provision for income taxes	(3,702)	(3,856)	(3,437)	(2,905)	(3,111)	(3,255)	(655)	(2,537)
Preferred stock dividend	-	-	-	-	-	-	(227)	(1,074)
Net income available to common stockholders	$8,086	$8,402	$7,737	$7,765	$8,607	$9,011	$9,091	$9,286

Earnings per common share - diluted	$0.48	$0.50	$0.46	$0.46	$0.51	$0.53	$0.54	$0.55

Non-interest Income:
Service charges on deposit accounts	$3,107	$3,075	$3,176	$2,871	$2,967	$3,102	$3,067	$2,803
Mortgage lending income	817	594	526	672	636	473	434	861
Trust income	531	565	661	604	629	649	712	647
Bank owned life insurance income	478	487	489	489	499	512	2,630	477
Gains (losses) on investment securities	-	77	106	20	-	(317)	(3,136)	3,999
Gains (losses) on sales of other assets	(47)	38	461	(93)	206	(78)	(579)	48
Other	737	583	556	562	620	530	668	538
Total non-interest income	$5,623	$5,419	$5,975	$5,125	$5,557	$4,871	$3,796	$9,373

Non-interest Expense:
Salaries and employee benefits	$7,016	$6,936	$7,399	$7,332	$7,624	$7,728	$7,448	$7,916
Net occupancy expense	1,967	2,059	2,101	2,074	2,183	2,318	2,306	2,578
Other operating expenses	2,827	2,671	2,942	3,410	3,569	3,720	4,473	5,689
Amortization of intangibles	66	66	65	65	66	55	27	27
Total non-interest expense	$11,876	$11,732	$12,507	$12,881	$13,442	$13,821	$14,254	$16,210

Allowance for Loan and Lease Losses:
Balance at beginning of period	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512
Net charge-offs	(631)	(780)	(2,210)	(1,819)	(1,631)	(1,405)	(4,215)	(3,163)
Provision for loan and lease losses	1,250	1,100	2,700	3,325	4,000	3,400	8,300	10,600
Balance at end of period	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512	$36,949

Selected Ratios:
Net interest margin - FTE*	3.46%	3.45%	3.47%	3.69%	3.77%	3.82%	4.52%	4.73%
Efficiency ratio	46.12	45.14	45.72	45.09	42.10	43.79	39.08	36.95
Net charge-offs to average loans and leases*	0.14	0.17	0.47	0.38	0.33	0.27	0.83	0.64
Nonperforming loans and leases/total loans and leases	0.23	0.19	0.35	0.68	0.74	0.70	0.76	1.15
Nonperforming assets/total assets	0.26	0.22	0.36	0.58	0.59	0.66	0.81	1.17
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.53	0.45	1.14	1.30	0.92	0.94	2.68	2.24

* Annualized based on actual days.

Bank of the Ozarks, Inc.
Average Consolidated Balance Sheet and Net Interest Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended
	March 31, 2009
	Average	Income/	Yield/
	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$408	$3	2.98%
Investment securities:
Taxable	403,396	5,613	5.64
Tax-exempt – FTE	543,469	11,895	8.88
Loans and leases – FTE	2,013,685	31,920	6.43
Total earning assets – FTE	2,960,958	49,431	6.77
Non-earning assets	275,057
Total assets	$3,236,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$871,942	$1,874	0.87%
Time deposits of $100,000 or more	765,198	5,021	2.66
Other time deposits	493,434	3,656	3.00
Total interest bearing deposits	2,130,574	10,551	2.01
Repurchase agreements with customers	50,969	155	1.23
Other borrowings	424,948	3,572	3.41
Subordinated debentures	64,950	650	4.06
Total interest bearing liabilities	2,671,441	14,928	2.27
Non-interest bearing liabilities:
Non-interest bearing deposits	197,512
Other non-interest bearing liabilities	29,750
Total liabilities	2,898,703
Preferred stock	71,952
Common stockholders’ equity	265,360
Total liabilities and stockholders’ equity	$3,236,015

Net interest income – FTE		$34,503
Net interest margin – FTE			4.73%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217